Exhibit 99.1

NEW YORK & COMPANY APPOINTS MICHELLE PEARLMAN AS
EVP, ECOMMERCE AND CHIEF MARKETING OFFICER

FINAL: FOR RELEASE

New York, New York — November 8, 2016 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 483 retail stores, today announced that Michelle Pearlman has been named to the position of Executive Vice President, eCommerce and Chief Marketing Officer, effective November 7, 2016. In acceptance of this position, Ms. Pearlman, a member of the Company’s board of directors since 2011, has resigned from her duties as a director. Ms. Pearlman will be responsible for the Company’s eCommerce business, as well as all marketing and visual aspects of New York & Company’s integrated omni-channel strategy and strategic initiative to further evolve as a broader lifestyle brand. Ms. Pearlman will report to Greg Scott, Chief Executive Officer, and she will serve on the Company’s executive committee.

“We are thrilled to have Michelle join our executive leadership team. Michelle has made significant contributions to our Company as a member of the Board and we believe her vast experience and strong understanding of New York & Company make her a perfect fit for EVP, eCommerce and Chief Marketing Officer,” said Greg Scott, New York & Company’s CEO. “Under Michelle’s leadership, we expect to more fully capitalize on New York & Company’s differentiation in specialty retail by elevating our key assets, exclusive merchandise, sub-brands, and celebrity partnerships while furthering our strength in eCommerce.”

Ms. Pearlman joins the Company with over 20 years of retail, consumer, marketing, and eCommerce focused experience. Michelle has held various leadership roles throughout her career including Senior Vice President, President of the Jewelry Business Unit, for Sears Holdings Corporation and Executive Vice President with Ann Taylor, Inc., leading the eCommerce Business Unit and direct marketing for Ann Taylor and Loft divisions. Prior to Ann Taylor, Ms. Pearlman served as an Associate Principal with McKinsey & Co. where she focused on retail and consumer products, and started her career at Procter & Gamble with various positions in sales and marketing.

“I am delighted to join New York & Company’s executive team and believe significant opportunity exists to further drive brand awareness, customer loyalty and sales. As a former board member, I have a unique perspective on the opportunities for New York & Company and fully believe that the Company has tremendous potential. I look forward to closely aligning our marketing with the consumer while optimizing the strength of our capabilities in eCommerce and mobile. I am excited to partner with Greg and the entire executive team to maximize sales and profitability,” stated Michelle Pearlman, EVP, eCommerce and Chief Marketing Officer.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing fashion that is feminine, polished, on-trend and versatile. New York & Company, Inc. helps its customers feel confident, put-together, attractive and stylish by providing affordable fashion. The Company’s proprietary branded New York & Company® merchandise is sold through its national network of retail stores and online at www.nyandcompany.com. The Company operates 483 stores in 41 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) market conditions impacting the Company’s stock; (ii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iii) changes in the cost of raw materials, distribution services or labor; (iv) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (v) the Company’s ability to open and operate stores successfully; (vi) the Company’s ability to fully recognize the potential savings identified through Project Excellence; (vii) seasonal fluctuations in the Company’s business; (viii) the Company’s ability to anticipate and respond to fashion trends; (ix) the Company’s dependence on mall traffic for its sales; (x) competition in the Company’s market, including promotional and pricing competition; (xi) the Company’s ability to retain, recruit and train key personnel; (xii) the Company’s reliance on third parties to manage some aspects of its business; (xiii) the Company’s reliance on foreign sources of production; (xiv) the Company’s ability to protect its trademarks and other intellectual property rights; (xv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xvi) the effects of government regulation; (xvii) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xviii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.